Exhibit 5(iv) under Form N-1A
                                      Exhibit 10(i) under Item 601/Reg. S-K

                                 EXHIBIT H
                                  to the
                       Investment Advisory Contract

                       WORLD INVESTMENT SERIES, INC.
                    FEDERATED INTERNATIONAL GROWTH FUND


     For all services rendered by Adviser hereunder, the above-named Fund of the World Investment Series, Inc. shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 1.25% of the average daily net assets of the Fund which are not held in shares of affiliated investment companies and an asset allocation fee of 0.20 of 1% of the Funds average daily net assets.

     The portion of the fees based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1.25% or 1/365th of
0.20 of 1% applied to the daily net assets of the Fund.

     The advisory fee and asset allocation fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this     day of        , 1997.
                                           ---        -------



Attest:                            FEDERATED GLOBAL RESEARCH CORP.

                                   By:
                                      ---------------------------
      Assistant Secretary                   Vice President


Attest:                            WORLD INVESTMENT SERIES, INC.




                                   By:

Secretary                         Vice President